Exhibit 99.1

Contact:	Christopher T. Grubb
Chief Financial Officer
Greenhill & Co., Inc.
(212) 389-1800

For Immediate Release

GREENHILL & CO. REPORTS FOURTH QUARTER EARNINGS PER SHARE OF $0.51 AND ANNUAL EARNINGS PER SHARE OF $1.43

•	Quarterly advisory revenues of $76.3 million, up 1% from same period in prior year; annual advisory revenues of $280.5 million, down 2% from prior year

•	Compensation ratio of 49% for the fourth quarter; for the full year at 54%, consistent with the prior year

•	Pre-tax profit margin of 31% for the fourth quarter; for the full year at 25%, consistent with the prior year

•	Net income and earnings per share for the full year 2014 lower due to modest revenue decline and slightly higher tax rate

•	For the full year 2014, repurchased 739,546 shares of our common stock and common stock equivalents, resulting in a share count essentially unchanged from the prior year-end and from our 2004 IPO

•	Board authorized up to $75.0 million of share repurchases in 2015

•	Recruited Vice Chairman for our Houston office who will focus primarily on the energy sector

NEW YORK, January 28, 2015 – Greenhill & Co., Inc. (NYSE: GHL) today reported total revenues of $275.2 million and net income allocated to common stockholders of $43.4 million for the year ended December 31, 2014. Diluted earnings per share were $1.43 for the year ended December 31, 2014.

The Firm’s 2014 total revenues compare to total revenues of $287.2 million for 2013, which represents a decrease of $12.0 million, or 4%. Advisory revenues for 2014 were $280.5 million, compared to $287.0 million for 2013, representing a decrease of $6.5 million, or 2%. For 2014, we recognized an investment loss of $5.2 million compared to an investment gain of $0.2 million in 2013.

The Firm’s 2014 net income allocated to common stockholders compared to net income allocated to common stockholders of $46.7 million and diluted earnings per share of $1.55 for 2013, which represents decreases of $3.3 million, or 7%, and $0.12 per share, or 8%, respectively.

The Firm’s fourth quarter total revenues were $76.6 million compared to total revenues of $76.3 million for the fourth quarter of 2013, an increase of $0.3 million. Advisory revenues for the fourth quarter of 2014 were $76.3 million, an increase of $0.9 million, or 1%, from the fourth quarter of 2013.

The Firm’s fourth quarter income before tax was $24.0 million compared to income before tax of $21.2 million in the fourth quarter of 2013, an increase of $2.8 million, or 13%. Net income allocated to common stockholders for the fourth quarter of 2014 was $15.2 million compared to net income allocated to common stockholders of $15.8 million, a decrease of $0.6 million, or 4%. Diluted earnings per share for the fourth quarter of 2014 were $0.51 compared to $0.53 for the fourth quarter of 2013, a decrease of $0.02 per share, or 4%. Our net income in the fourth quarter of 2013 benefited from a lower provision for income taxes due to greater generation of foreign earnings as compared to the fourth quarter of 2014.

The Firm’s revenues, income before tax and net income can fluctuate materially depending on the number and size of completed transactions on which it advised, the size of investment gains (or losses), the level of expenses, the tax rate and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“We are pleased that in 2014 we again achieved our long stated corporate objectives in relation to our pre-tax profit margin, our dividend and our share count. After several consecutive years of achieving our fourth such objective, an increase in our share of the global advisory fee pool, we fell short in 2014 with essentially a flat revenue outcome. There were several factors that led to this revenue outcome, including a relatively modest increase in completed transaction activity for the market as a whole, the fact that our important foreign markets saw less improvement than the U.S. market, a strong dollar that diminished the value of overseas fees and some personnel changes that we believe will enhance the long term potential of the Firm. We are encouraged that our second half advisory revenue was nearly 50% higher than the first half’s, and that we expect a stronger start to 2015. Despite the inevitable year to year variations that reflect the unpredictable nature of the deal business, we believe that our shareholders will be well served for the long term by our continued dedication to the principles that have made us unique: being solely focused on advising clients, having one unified global team of bankers operating under our brand, emphasizing productivity and profitability as well as growth, and returning significant capital to shareholders via a strong dividend as well as significant share repurchases,” Robert F. Greenhill, Chairman, said.

“2014 was a year in which we advised many prominent new clients for the first time on transactions as well as many longtime clients on repeat transactions. The breadth of our advisory activities beyond M&A was impressive, with a variety of important financing advisory roles and a very strong performance by our capital advisory team in real estate fund raising assignments. And from a regional perspective, our revenue contribution from North America was higher than historic levels, but we continue to have a very strong position among independent advisors in the important European and Australian markets, as well as elsewhere around the globe. Looking ahead to 2015, we share the view of most market observers that global M&A activity should improve further. Apart from benefiting from such an increase in deal activity generally, we believe we are particularly well positioned to increase revenue from 2014 levels in a variety of the Firm’s regions and activities, including in Australia, Brazil, Japan and debt restructuring globally,” Scott L. Bok, Chief Executive Officer, commented.

For the full year 2014, the number of completed transactions globally increased by 7% as compared to 2013, while the volume of completed transactions (reflecting the sum of all transaction sizes) increased 16%. The number of announced transactions globally increased by 14% in 2014 as compared to 2013, while the volume of announced transactions rose by 40%. 1

[1]	Source: Thomson Financial as of January 27, 2015. Number of transactions refers to those greater than $100,000.

Revenues

Revenues by Source

The following provides a breakdown of total revenues by source for the three month periods and years ended December 31, 2014 and 2013, respectively:

	For the Three Months Ended
	December 31, 2014		December 31, 2013
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory revenues	$76.3	100%	$75.4	99%
Investment revenues	0.3	—%	0.9	1%

Total revenues	$76.6	100%	$76.3	100%

	For the Year Ended
	December 31, 2014		December 31, 2013
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory revenues	$280.5	102%	$287.0	100%
Investment revenues	(5.2)	(2)%	0.2	—%

Total revenues	$275.3	100%	$287.2	100%

Summarized below is historical advisory revenues by client location and industry for each of the prior five year periods ended December 31, 2014.

Historical Financial Advisory Revenues by Client Location

	For the Year Ended December 31,
	2014	2013	2012	2011	2010
North America	59%	52%	60%	48%	57%
Europe	30%	33%	22%	22%	20%
Australia	9%	12%	14%	22%	15%
Asia, Latin America & Other	2%	3%	4%	8%	8%

Historical Financial Advisory Revenues by Industry

	For the Year Ended December 31,
	2014	2013	2012	2011	2010
Communications & Media	12%	9%	7%	7%	7%
Consumer Goods & Retail	16%	14%	8%	13%	6%
Energy & Utilities	7%	7%	11%	8%	14%
Financial Services	11%	13%	7%	22%	17%
Healthcare	15%	16%	9%	12%	7%
Real Estate, Lodging & Leisure	2%	4%	5%	6%	6%
Technology	1%	6%	13%	2%	4%
General Industrial & Other	25%	20%	31%	21%	38%
Capital Advisory (Fund Placement)	11%	11%	9%	9%	1%

Advisory Revenues

Full Year

For the year ended December 31, 2014, advisory revenues were $280.5 million compared to $287.0 million in 2013, which represents a decrease of 2%. The slight decrease in our 2014 advisory revenues, as compared to 2013, resulted from both a decrease in transaction completion fees, which were generally smaller in scale than the prior year, and lower retainer fees, largely offset by an increase in announcement and opinion fees.

In 2014, we advised on transactions for the first time for such leading companies around the world as AA Limited, Anixter International Inc., Boart Longyear Ltd., Cerner Corporation, Dillard’s Inc., London Stock Exchange Group plc, MannKind Corporation, Nippon Television Holdings, Reckitt Benckiser and Voya Financial, Inc. We also advised on new transactions for historic clients such as Actavis plc, Alcoa Inc., AT&T Inc., Gannett Co., Inc., Tesco plc, TUI AG and Validus Holdings, Ltd.

By geographic region in 2014, our advisory revenues were relatively well dispersed throughout the regional markets in which we operate with an increased contribution from North America consistent with the increase in transaction activity generally in that region. Most of our other 2014 advisory revenues were generated in Europe, where we derived 30% of our revenues, which was a slight decline from the strong prior year level of contribution. In Australia, the scale of transactions on which we advised in that region declined from the prior year.

By industry sector in 2014, improved performance in the communications & media, consumer & retail and general industrials sectors generally offset a decline in activity in the technology, real estate and financial sectors.

While merger and acquisition assignments continued to be our largest revenue source, we benefited from a significant increase in revenue from financing and restructuring advisory assignments.

During 2014, our capital advisory group served as global placement agent on behalf of private equity and real estate funds for eight final closings of the sale of limited partnership interests in such funds. For 2014, we generated 11% of our advisory revenues from our capital advisory business, which was consistent with the prior year, despite narrowing our focus primarily to real estate funds.

We earned advisory revenues from 135 different clients in 2014 compared to 143 in 2013. Of this group of clients, 39% were new to the Firm in 2014. We earned $1 million or more from 63 clients in 2014, up 9% compared to 58 in 2013. The ten largest fee-paying clients contributed 43% of our total revenues in both 2014 and 2013. There were no clients in 2014 who represented greater than 10% of our revenues, while one client in 2013 represented 10% or more of our revenues.

Fourth Quarter

Advisory revenues were $76.3 million in the fourth quarter of 2014 compared to $75.4 million in the fourth quarter of 2013, which represents an increase of 1%. In the fourth quarter of 2014, as compared to the same period in 2013, an increase in transaction completion fees and retainer fees was offset by a decline in announcement fees and fund placement revenues.

Completed assignments in the fourth quarter of 2014 included:

•	the acquisition by Alcoa Inc. of Firth Rixson Limited;

•	the sale of AT&T’s wireline operations in the State of Connecticut to Frontier Communications;

•	the representation of the Board of Directors of Boart Longyear Ltd. in connection with its recapitalization transactions with certain affiliates of Centerbridge Partners, L.P.;

•	the acquisition by The Boler Company of Frauenthal Automative Sales GmbH;

•	the sale by The Boler Company of its 50% equity stake in Muelles y Ballestas Hispano-Alemanas, S.A. to its co-shareholder Invest Ziur, S.L.;

•	the representation of the Detroit Retirement Systems in connection with the City of Detroit’s Chapter 9 bankruptcy proceedings;

•	the representation of Dillard’s, Inc. on a strategic alliance relating to its credit card business with Wells Fargo & Company;

•	the acquisition by Dometic Group AB of Atwood Mobile Products;

•	the acquisition by Gannett Co., Inc. of Cars.com;

•	the acquisition by London Stock Exchange Group plc of Frank Russell Company;

•	the merger of QR Energy, LP with Breitburn Energy Partners LP;

•	the sale by Modern Star Pty Ltd of its shares to Navis Capital;

•	the acquisition by Nippon Television Holdings of Tipness Limited from Suntory Holdings and Marubeni Corporation;

•	the sale by Nuplex Industries of its specialty chemicals and masterbatch businesses to CHAMP Private Equity;

•	the merger by TUI AG with TUI Travel Plc;

•	the acquisition by Validus Holdings, Ltd. of Western World Insurance Group, Inc.; and

•	the representation of the Independent Committee of the Board of Directors of Voya Financial, Inc. in connection with the repurchase of shares from ING Groep N.V.

During the fourth quarter of 2014, our capital advisory group served as global placement agent on behalf of private equity and real estate funds for three interim closings and two final closing of the sale of limited partnership interests in such funds.

In January 2015, as part of our annual evaluation and promotion process, the Firm named four new Managing Directors: Pieter-Jan Bouten (London), Andy Chien (Los Angeles), Chris Collett (Sydney) and Bryan Pearson (Sydney).

In addition, Joseph C. Dilg joined the Firm in Houston as a Vice Chairman focused primarily on the energy sector. Prior to joining the Firm, Mr. Dilg was a partner with Vinson & Elkins, where he previously served as Managing Partner and focused throughout his career on large domestic and international mergers and acquisitions in the energy sector.

Investment Revenues

Since we exited the merchant banking business in 2010, we have sought to realize value from our principal investments in Iridium Communications Inc. (“Iridium”) and previously sponsored merchant banking funds. We completed the liquidation of our investment in Iridium in 2013. During 2014, we substantially completed our goal of fully exiting our historic merchant banking investments.

At December 31, 2014, our remaining investments consisted of a diverse group of small investments held in previously sponsored merchant banking funds, which in aggregate had an estimated fair value of $4.2 million. The remaining merchant banking fund investments are expected to be liquidated in multiple small steps over the next few years as the relevant managers seek to realize value from each underlying investment. The Firm has no remaining commitments to make principal investments, and it does not intend to make any going forward.

The following table sets forth additional information relating to our investment revenues (losses) for the three month periods and years ended December 31, 2014 and 2013:

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2014	2013	2014	2013
	(in millions, unaudited)
Net realized and unrealized gain (loss) on investments in merchant banking funds	$—	$1.1	$(6.6)	$(1.9)
Net realized and unrealized gain (loss) in Iridium	—	(0.5)	—	0.8
Deferred gain on sale of certain merchant banking assets	—	—	0.2	0.2
Interest income	0.3	0.3	1.2	1.1

Total investment revenues (losses)	$0.3	$0.9	$(5.2)	$0.2

Full Year

For the year ended December 31, 2014, the Firm recorded an investment loss of $5.2 million compared to an investment gain of $0.2 million for the year ended December 31, 2013. The investment loss for 2014 principally resulted from the sale at a loss of portfolio company investments in our previously sponsored merchant banking fund investments. The net investment gain for 2013 principally resulted from interest income and an increase in the quoted market value of our investment in Iridium, offset by an investment loss related to our previously sponsored merchant banking funds.

Fourth Quarter

For the fourth quarter of 2014, the Firm recorded investment revenues of $0.3 million compared to investment revenues of $0.9 million in the fourth quarter of 2013. The investment revenues in the fourth quarter of 2014 related to interest income. In the fourth quarter of 2013, the Firm’s investment revenues principally resulted from a gain in our previously sponsored merchant banking fund investments, offset by a decrease in the quoted market value of our investment in Iridium.

Expenses

Operating Expenses

Full Year

For the year ended December 31, 2014, total operating expenses were $207.8 million compared to $215.9 million in 2013. The decrease of $8.1 million, or 4%, related to a decrease in our compensation and benefits expenses as described in more detail below. Our pre-tax income margin for 2014 and 2013 remained constant at 25%.

Fourth Quarter

Our total operating expenses for the fourth quarter of 2014 were $52.7 million compared to $55.2 million for the fourth quarter of 2013. This represented a decrease in total operating expenses of $2.5 million, or 4%, which principally resulted from a decrease in compensation and benefits expenses as described in more detail below. Our pre-tax margin was 31% for the fourth quarter of 2014 as compared to 28% for the fourth quarter of 2013.

The following table sets forth information relating to our operating expenses for the three month periods and years ended December 31, 2014 and 2013, which are reported net of reimbursements of certain expenses by our clients:

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
	(in millions, unaudited)
Employee compensation and benefits expenses	$37.6	$40.5	$147.6	$155.7
% of revenues	49%	53%	54%	54%
Non-compensation expenses	15.1	14.7	60.2	60.3
% of revenues	20%	19%	22%	21%
Total operating expenses	52.7	55.2	207.8	215.9
% of revenues	69%	72%	75%	75%
Total income before tax	24.0	21.2	67.5	71.2
Pre-tax profit margin	31%	28%	25%	25%

Compensation and Benefits Expenses

Full Year

For the year ended December 31, 2014, our employee compensation and benefits expenses were $147.6 million compared to $155.7 million for the same period in the prior year. The decrease of $8.1 million, or 5%, from 2013, principally resulted from reduced amortization of restricted stock units due to higher forfeitures of unvested restricted stock awards, offset in part by a higher year-end cash bonus accrual in 2014 than in 2013. The ratio of compensation and benefits expenses to revenues in 2014 and 2013 remained constant at 54%.

Fourth Quarter

Our employee compensation and benefits expenses in the fourth quarter of 2014 were $37.6 million, which reflected a 49% ratio of compensation to revenues. This amount compared to $40.5 million for the fourth quarter of 2013, which reflected a 53% ratio of compensation to revenues.

Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon the changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Expenses

Full Year

For the year ended December 31, 2014, our non-compensation expenses of $60.2 million decreased $0.1 million from $60.3 million in 2013. For 2014, the benefit of lower amortization of the Australian intangible assets, which were fully amortized in the first quarter of 2013, was largely offset by higher occupancy costs related to the absence of sublease space rental income and additional costs for new office space in Brazil.

Non-compensation expenses as a percentage of revenues for 2014 were 22% compared to 21% for 2013. The slight increase in non-compensation expenses as a percentage of revenues resulted from the spreading of comparable costs over lower total revenues in 2014 as compared to 2013.

Fourth Quarter

Our non-compensation expenses were $15.1 million in the fourth quarter of 2014 compared to $14.7 million in the same period in 2013, representing an increase of $0.4 million, or 3%. The increase in non-compensation expenses principally resulted from an increase in travel costs related to new business activities.

Non-compensation expenses as a percentage of revenues for the three months ended December 31, 2014 and 2013 were 20% and 19%, respectively. Non-compensation expenses as a percentage of revenues increased in the fourth quarter of 2014 as a result of the aforementioned increase in travel costs, which were spread over comparable revenues in the fourth quarters of 2014 and 2013.

Our non-compensation expenses as a percentage of revenues can vary as a result of a variety of factors including fluctuation in revenue amounts, changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of reimbursement of engagement-related expenses by clients, the amount of short-term borrowings, interest rate and currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenues in any particular period may not be indicative of the non-compensation expenses as a percentage of revenues in future periods.

Provision for Income Taxes

Full Year

For the year ended December 31, 2014, the provision for taxes was $24.1 million, which reflected an effective tax rate of 36%. This compared to a provision for taxes for the year ended December 31, 2013 of $24.5 million, which reflected an effective tax rate of 34%.

The decrease in the provision for income taxes of $0.4 million in the year ended December 31, 2014, as compared to 2013, resulted from a decrease in pre-tax income, offset by an increase in the effective tax rate. The increase in the effective tax rate principally resulted from the generation of greater U.S. source earnings, which are taxed at higher rates than foreign source earnings.

Fourth Quarter

For the fourth quarter of 2014, the provision for income taxes was $8.7 million, which reflected an effective rate of 36%. This compared to a provision for income taxes in the fourth quarter of 2013 of $5.4 million, which reflected an effective tax rate of 25%.

The increase in the provision for income taxes in the fourth quarter of 2014 of $3.3 million, as compared to the same period in 2013, resulted from the impact of a substantially higher effective tax rate applied to higher pre-tax income. The increase in the effective tax rate resulted from the generation of significantly greater U.S. source earnings, which are taxed at higher rates than foreign source earnings.

The effective tax rate can fluctuate as a result of variations in the relative amounts of advisory and investment income earned and the tax rate imposed in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of December 31, 2014, we had cash of $50.9 million, investments of $4.2 million and short-term debt of $35.6 million.

During the fourth quarter, the Firm repurchased 122,735 shares of its common stock in open market purchases and 24,481 restricted stock units from employees at the time of vesting to settle tax liabilities, in aggregate, at an average price of $44.78 per share, for a total cost of $6.6 million.

For the full year 2014, the Firm repurchased 334,935 shares of its common stock in open market purchases and 404,611 restricted stock units from employees at the time of vesting to settle tax liabilities, for an aggregate of 739,546 shares of our common stock and common stock equivalents repurchased at an average price of $48.92 per share, for a total cost of $36.2 million.

The Board of Directors of Greenhill & Co. Inc. has authorized the repurchase of up to $75 million of common stock during 2015.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on March 18, 2015 to common stockholders of record on March 4, 2015.

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Wednesday, January 28, 2015, accessible via telephone and the internet. Scott L. Bok, Chief Executive Officer, and Christopher T. Grubb, Chief Financial Officer, will review the Firm’s fourth quarter and full year 2014 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (888) 317- 6003 (toll-free domestic) or (412) 317- 6061 (international); passcode: 5676028. Please register at least 10 minutes before the conference call begins. The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344 - 7529 (toll-free domestic) or (412) 317 - 0088 (international); passcode: 10059420.

Greenhill & Co., Inc. is a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, São Paulo, Stockholm, Sydney, Tokyo, Toronto, Chicago, Houston, Los Angeles, Melbourne and San Francisco.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2013. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
Revenues
Advisory revenues	$76,341	$75,412	$280,452	$286,908
Investment revenues	308	916	(5,218)	244

Total revenues	76,649	76,328	275,234	287,152
Expenses
Employee compensation and benefits	37,578	40,464	147,552	155,666
Occupancy and equipment rental	4,895	4,772	18,983	18,094
Depreciation and amortization	781	849	3,228	4,461
Information services	2,007	2,279	8,625	8,299
Professional fees	1,573	1,377	5,651	5,427
Travel related expenses	2,852	2,425	11,386	11,785
Interest expense	260	227	1,238	996
Other operating expenses	2,753	2,765	11,101	11,218

Total expenses	52,699	55,158	207,764	215,946
Income before taxes	23,950	21,170	67,470	71,206
Provision for taxes	8,727	5,390	24,082	24,524

Net income allocated to common stockholders	$15,223	$15,780	$43,388	$46,682

Average shares outstanding:
Basic	30,086,601	29,971,743	30,354,227	30,134,430
Diluted	30,087,767	30,001,226	30,357,691	30,160,669
Earnings per share:
Basic	$0.51	$0.53	$1.43	$1.55
Diluted	$0.51	$0.53	$1.43	$1.55
Dividends declared and paid per share	$0.45	$0.45	$1.80	$1.80